Exhibit 99.1

Berry Plastics Corporation Announces Proposed Notes Offering

For Immediate Release:

EVANSVILLE, INDIANA, November 5, 2010 – Berry Plastics Corporation, an Apollo Management, L.P. and Graham Partners portfolio company, announced today that it intends to issue $800 million of second priority senior secured notes due 2020 (the “Notes”). Berry intends to use the net proceeds from the offering to fund its previously announced cash tender offers (the “Tender Offers”) and related consent solicitations for certain of its outstanding notes. The closing of the Tender Offers and related consent solicitations remain subject to the satisfaction of the terms and conditions of such Tender Offers.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be initially registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

For additional information, please contact:

James M. Kratochvil

Executive Vice President and Chief Financial Officer

Diane Tungate

Executive Assistant

Berry Plastics Corporation

101 Oakley Street

Evansville, IN 47710

Telephone: (812) 424-2904

About Berry Plastics

Berry Plastics is a leading manufacturer and marketer of plastic packaging products. Berry Plastics is a major producer of a wide range of products, including open top and closed top packaging, polyethylene-based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings, specialty laminates, and FIBCs. The company’s 13,000 plus customers range from large multinational corporations to small local businesses. Based in Evansville, Indiana, the company has over 75 manufacturing facilities worldwide and over 16,000 employees.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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